MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS
             RESULTS OF COMPLEX-WIDE SHAREHOLDER MEETING
                       October 31, 2006
                         (Unaudited)

At a special meeting of shareholders of Phoenix Strategic
Equity Series Fund (the "Trust") held on October 31, 2006, shareholders voted on the following proposals:

1.	To elect eleven Trustees to serve on the Board of
Trustees until the next meeting of shareholders at which Trustees are elected (Proposal 1).

2.	To ratify the appointment of PricewaterhouseCoopers LLC
as the independent registered public accounting firm for the Trusts (Proposal 7).


NUMBER OF ELIGIBLE UNITS VOTED:

					FOR			AGAINST
1.	ELECTION OF TRUSTEES

E. Virgil Conway           85,228,421		3,493,017
Harry Dalzell-Payne        85,235,352		3,486,086
Daniel T. Geraci           85,273,789		3,447,649
Francis E. Jeffries        85,339,953		3,381,485
Leroy Keith, Jr.           85,329,141		3,392,297
Marilyn E. LaMarche        85,338,073		3,383,365
Philip R. McLoughlin       85,320,535		3,400,903
Geraldine M. McNamara      85,334,733		3,386,704
James M. Oates             85,339,311		3,382,127
Richard E. Segerson        85,348,058		3,373,380
Ferdinand L. J. Verdonck   85,299,171		3,422,267


2. TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLC AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            FOR           AGAINST              ABSTAIN
         85,213,929       852,046             2,655,463